Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of IPG Photonics Corporation and subsidiaries and the effectiveness of IPG Photonics Corporation and subsidiaries internal control over financial reporting dated February 28, 2015, appearing in the Annual Report on Form 10-K of IPG Photonics Corporation and subsidiaries for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
September 14, 2015